EXHIBIT 99.1


SearchHelp Receives $3,000,000 Revolving Credit Facility

For Immediate Release

BETHPAGE, N.Y. Sept. 16, 2005, SearchHelp, Inc (OTC: SHLP, SHLPW, SHLPZ)) is pleased to announce that it has been granted a revolving credit facility for up to $3,000,000 from Commercial Capital Lending, LLC.

The company recently completed its first operating quarter after the acquisition of E-Top-Pics, a marketing and distribution corporation. Preliminary results of operations after the acquisition have demonstrated SearchHelp's ability to capture a portion of the commercial instant film and camera market in the United States. "With this success in mind, we have now received a revolving credit facility for up to $3,000,000 from Commercial Capital Lending, LLC to finance the receivables E-Top-Pics is generating, "said Joe Carrizzo, president of SearchHelp, Inc.

About SearchHelp, Inc.

SearchHelp, Inc. (SHLP-OTCBB) is an industry leader in on-line family protection. The company sells two proprietary software products which enable parents to monitor and regulate, both in home, and remotely, their child's computer activity through timely notification via email, cell phone alerts and email reports. Additionally, SHLP markets a line of consumer imaging products utilizing new and emerging technology through its wholly owned subsidiary E-Top-Pics.


About Commercial Capital Lending, LLC

Commercial Capital Lending, LLC (CCL) is a privately held commercial finance entity headquartered in Baton Rouge, Louisiana. CCL focuses its efforts on providing commercial entities with working capital credit facilities that are collateralized by the company's accounts receivables. The account functions in a borrowing base-type operation. CCL receives its financing through Century Business Credit, which is a wholly-owned entity of Wells Fargo Bank.

Statements in this press release or in other SearchHelp communications may relate to future events or SearchHelp's future performance. Such statements are forward- looking statements and are based on present information SearchHelp has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risks and that actual results may differ materially from such forward looking statements. Further, investors are cautioned that SearchHelp does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. SearchHelp makes such forward-looking statements under the provisions of the "safe harbor" section of the Private Securities Litigation Reform Act of 1995.

Contact Information:  SearchHelp, Inc., Bethpage New York


Joseph Carrizzo
President
516-922-4765